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Exhibit 23.2

INDEPENDENT AUDITORS' CONSENT

We consent to the use in Amendment No. 1 to the Registration Statement of Crosstex Energy, Inc. on Form S-1 of our report dated June 30, 2003 (which report express an unqualified opinion and includes an explanatory paragraph emphasizing that the statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission and is not intended to be a complete presentation of the revenues and direct operating expenses of the assets, as defined in the purchase and sale agreement between Duke Energy Field Services, L.P. and Crosstex Energy, L.P. dated April 29, 2003), appearing in the Prospectus, which is a part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

/s/  DELOITTE & TOUCHE LLP

Denver, Colorado
December 5, 2003

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  Exhibit 23.2